UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 22, 2010

Senesco Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 296-8400
(Registrant's telephone number,
including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2010, Senesco Technologies, Inc. (the “Company”) entered into an At Market Issuance Sales Agreement (the “Agreement”) with McNicoll, Lewis & Vlak LLC (“MLV”), under which the Company, from time to time, may issue and sell through MLV, as agent on behalf of the Company, shares of its common stock, par value $0.01 per share, with an aggregate offering price of up to $5,500,000.  Such common stock will be offered and sold pursuant to a prospectus supplement filed with the Securities and Exchange Commission in connection with the Company’s shelf registration statement on Form S-3 (File No. 333-170140), which became effective on November 9, 2010.  The common stock trades on the NYSE Amex Exchange (the “NYSE Amex”) under the symbol “SNT.”

Upon delivery of a placement notice by the Company, if any, MLV may sell the common stock in any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at prices prevailing at the time of sale or at prices related to such prevailing market prices including sales made directly on the NYSE Amex, or sales made through a market maker other than on an exchange.  MLV will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between MLV and the Company. The Company will pay MLV a commission of up to 6% of the gross proceeds from the sale of shares of the Company’s common stock, depending on the per share sales price.  The Company has agreed to reimburse a portion of MLV’s expenses in connection with the offering, up to an aggregate amount of $25,000. In addition, the Company granted customary indemnification rights to MLV in the Agreement.

The Agreement will terminate upon the earlier of (1) the sale of all of the common stock subject to the Agreement, or (2) upon termination by the Company or MLV.  MLV may terminate the Agreement in certain circumstances, including the occurrence of a material adverse change that, in MLV’s reasonable judgment, may impair its ability to sell the common stock, the Company’s failure to satisfy any condition under of the Agreement or a suspension or limitation of trading of the Company’s common stock on the NYSE Amex. In addition, either the Company or MLV may terminate the Agreement at any time and for any reason upon 10 days prior notice to the other party.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) dated as of March 26, 2010 by and among the Company and the purchasers set forth on the signature pages thereto (the “Purchasers”), the Company issued in a private placement, an aggregate of approximately 10,297 shares of its 10% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), initially convertible into approximately 32,178,125 shares of the Company’s common stock, and (ii) immediately exercisable warrants to purchase up to approximately 32,178,125 shares of common stock for an aggregate offering price of approximately $10,297,000.  Pursuant to the terms of the Purchase Agreement, the Purchasers collectively have the right to participate in an amount up to 100% of any subsequent issuance by the Company or any of its subsidiaries of common stock or common stock equivalents for cash consideration, indebtedness or a combination thereof (the “Preemptive Right”).  Such Preemptive Right exists until such time as the Purchasers no longer hold any shares of the Series A Preferred Stock.  The aggregate shares offered pursuant to the offering described herein would be reduced to the extent any of the Purchasers exercise their Preemptive Right, and any purchases upon exercise of such Preemptive Right would be in the open market at prevailing market prices at the time of sale.

Pursuant to the terms of the Series A Preferred Stock and the Company’s 10% Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”, and together with the Series A Preferred Stock, the “Preferred Stock”), in the event the Company issues common stock or common stock equivalents at a per share price of less than $0.32, the current conversion price of the Preferred Stock, the conversion price of the Preferred Stock shall be reduced to an amount equal to the per share purchase price for such subsequent issuance.  Therefore, if any shares offered pursuant to the offering described herein are sold at a per share purchase price of less than $0.32 per share, the anti-dilution provisions of the Preferred Stock will be triggered, and the conversion price for the Preferred Stock shall be reduced in accordance with the terms of such Preferred Stock.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Item 9.01.         Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP
10.1	At Market Issuance Sales Agreement by and between Senesco Technologies Inc. and McNicoll, Lewis & Vlak LLC dated December 22, 2010.
23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: December 22, 2010	By:	/s/ Leslie J. Browne, Ph.D.
Name: Leslie J. Browne, Ph.D.
Title: President and Chief Executive Officer